Exhibit 99.2

eMerge Interactive, Inc.

First Quarter 2006 Conference Call Script

David C. Warren, Chief Executive Officer: Thank you, Tiera.

Ladies and Gentlemen, welcome, and thank you for joining us on the eMerge Interactive first quarter conference call and thanks also for those of you who are joining us on the webcast.

This morning, our controller, Susan Mermer, will be presenting our financial status and outlook and I will provide you with an overview of the status and plans for our products and services. Susan…

Susan Mermer, Controller: Thank you, Dave.

First, I will speak to our quarterly numbers. Our results for the quarter show an 84% growth in Animal Information Solutions, or AIS, revenue which was offset by a 68% decrease in our VerifEYE revenue. Revenue for the quarter was $379,000, a decrease of 50% from prior year revenue of $751,000.

Revenue from AIS was $169,000 compared to $92,000 in the prior year quarter. This results from a strong increase in underlying metrics of this segment, particularly for recurring revenue. Head under management increased by 121% from the first quarter of 2005, and number of head added to the system increased 138%. In addition, regardless of the seasonal nature of this business segment, our AIS revenues were up 15% from the fourth quarter of 2005.

The decrease in Food Safety Technology, or VerifEYE, revenue to $210,000 versus $659,000 in the prior year quarter, is due to current quarter revenue consisting of lease revenue on the two CIS units leased to Cargill and service revenue on the one unit sold in the prior year vs. revenue in the first quarter of last year, which included the sale of one CIS unit, which had previously been under lease, the sale of several Solo units and the leases on three CIS units. Sale of the CIS unit in the first quarter of last year resulted in $377,000 of additional booked revenue for the quarter.

Gross profit margin for the first quarter of 2006 was 64% compared to 56% for the prior year quarter. The margin increase was due to the mix of products sold in the current year quarter. In the prior year quarter the sale of the CIS unit contributed to the lower margin.

Selling, general and administrative expenses for the first quarter of 2006 were $1.6 million, an increase of 21% from the prior year quarter. The increased expenses are due mainly to the adoption of SFAS 123(R), which requires the company to recognize expense for employee and director stock options as they vest, resulting in a non-cash expense of $168,000 for the three months ended March 31, 2006. In addition, severance expense of $70,000 was recorded in the first quarter of 2006 due to the workforce reduction completed in March.

Technology and development expenses were $420,000 in the first quarter of 2006, a decrease of 14% from the first quarter of 2005, reflecting the Company’s decision to halt research and development on all VerifEYE derivative products, except CIS and Solo, effective March 7, 2006. Some of the savings incurred as a result of this halt were offset by the non-cash expense of $17,000 for vesting employee stock options and a $124,000 severance expense for the related workforce reduction.

Depreciation expenses were down 56% in the first quarter of 2006 compared to the first quarter of 2005 as a result of an increase in the portion of property, plant and equipment that has been fully depreciated. Total combined operating expenses in the first quarter of 2006 were even with the prior year quarter.

For the first quarter of 2006, our operating loss was $1.9 million compared to a loss of $1.7 million in the first quarter of 2005.

Turning to the balance sheet, we ended the first quarter of 2006 with $4.4 million in cash, compared to $2.9 million at the end of 2005. In January of 2006, we completed a private placement of common shares and warrants, as well as the exercise of an outstanding warrant, receiving $3.2 million in cash with net proceeds of $2.9 million. A total of 8.0 million common shares were sold in this transaction along with the exercise of a warrant for 802,568 shares. In addition, a warrant to purchase 5.0 million shares was issued as part of this equity transaction. We believe that with our current cash position, working capital and expected sales of our products and services we will meet our current cash needs. However, as we have indicated in our SEC filings, if we are unable to grow our sales as planned in 2006, we may need to pursue additional sources of liquidity, and this additional financing may not be available to us on acceptable terms.

As we announced in May of 2005, we have engaged AgriCapital and B. Riley & Company to advise eMerge on strategic alternatives including capital sources, investors, acquirors, licensees and/or merger partners. This process is still ongoing, and management, supported by these advisors, continues to pursue alternatives that have the potential to provide improved shareholder value. The financing completed in January and the cost reduction measures taken in March for VerifEYE are intended to enhance our ability to pursue any potential opportunities that may arise from this process.

As previously discussed, our common stock has been trading below $1.00 since March 17, 2005 and we are currently not in compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. We were granted an extension until April 27, 2006 to regain compliance with the Nasdaq bid price requirement, which did not occur.

On May 1, 2006 we received a letter from Nasdaq’s Listing Qualifications Department informing us that we have not regained compliance with the minimum bid price requirement of $1.00 per share for continued listing of our stock on the Capital Market. We appealed the delisting determination on May 8, 2006, which will stay the delisting until a decision on the appeal is reached. We have not yet been given a hearing date.

In the meantime, our Board of Directors has approved and recommended to our stockholders a reverse stock split, the principal purpose of which is to increase the market price of our common stock above the $1.00 minimum bid price requirement. If our stockholders approve the Reverse Split at our May 18, 2006, annual meeting of stockholders, we intend to consider implementing the Reverse Split soon thereafter. We believe that the effect of the Reverse Split will be to permit our common stock to remain listed on the Capital Market. If our stockholders approve the Reverse Split, our Board of Directors will retain the authority not to implement the Reverse Split if the Board of Directors determines that the Reverse Split is not in the best interest of the Company.

I’ll now turn it over to Dave Warren for a review of business and operations.

David C. Warren, Chief Executive Officer: Thanks, Susan.

On the March earnings call, we stated that we had made a critical corporate decision to stop further research and development on all non-Carcass Inspection System and Solo VerifEYE derivatives. It was a difficult decision but one that we felt was necessary to insure that eMerge has the time and resources to bring the Cattle Log and VerifEYE CIS opportunities to market. This decision resulted in the termination of ten employees who were provided with severance packages that resulted in a charge of around $195,000 in the first quarter.

On the CIS side of the business, we continue to work with Cargill to install their fourth CIS unit later this summer but adoption by other packers is being affected by the continuing losses, layoffs and plant closures that have limited their available capital expenditure funds. The latest industry reports show that fed cattle processors may have lost as much as $700 million in 2004 and 2005. Despite these losses, we continue to discuss VerifEYE CIS with other major packers and they have stated interest in the technology but only after their return to profitability.

On the Animal Information Solutions side of our business, we continue to grow our CattleLog revenues over the same period last year. At the end of the first quarter of 2006, our CattleLog revenues were 84% over the same period in 2005, but to date we are short of our 2006 financial goals.

The re-opening of the Japanese and other export markets is still seen as the major event that will drive the adoption of CattleLog products and services by creating premiums and incentives for producers and feedyards willing to participate in one of several value-added programs. As stated previously, the Japanese market officially re-opened on December 12, 2005 and for a short period we saw the marketplace react favorably to the $20-25 per head premiums that the packers were paying for cattle that were age- and source-verified under the CattleLog PVP program. However, the Japanese border was closed again on January 20th and has remained closed despite strong political posturing on both sides of the issue. We feel that the beef industry will move quickly to earn premiums when they become available but through the first trimester of 2006 the lack of demand for age-and source-verified cattle has put the industry in a “wait-and-see” mode. There is speculation that the Japanese market may open this summer, which could be very beneficial to CattleLog sales.

We continue to see high interest from packers in supplying Natural Beef and other branded beef programs that would require data to document all of the processes used on the cattle. We are working with packers to be able to provide the infrastructure to enable the supply of cattle into the numerous “specification” based programs that will require audited cattle.

During the first quarter we were able to sign reseller agreements with several cattle marketing organizations that currently provide services to producers. These resellers see the opportunity to promote CattleLog as a value-added service that they can provide to their producer customers. These relationships are important to our long-term efforts, as these organizations will become the foundation of our distribution efforts as the demand grows for our services.

In March we were successful in renewing our partnership agreement with ADM Alliance Nutrition (ANI) a wholly owned subsidiary of Archer Daniels Midland. ANI was one of the first industry partners for eMerge who offered CattleLog to their customer base as a value-added service. The numerous field reps of ANI are a key part of eMerge’s strategies to use approved agents to have constant access to customers regarding CattleLog products and services.

Last month we were audited and re-approved by the USDA as a Process Verified Program for 12 months at which time we will be re-audited. The PVP is the major cornerstone for our efforts to expand verification activities within the U.S. beef industry and will play a key role in our strategies going forward.

The beef industry is “on hold” while issues such as the reopening of key export markets, the growing demand for branded beef products, the uncertain future of the National Animal Identification System and the historical losses in the packer segment are being resolved. We feel strongly that when the industry begins to move forward – profitability will be related to the ability to document processes that will qualify cattle for various value-added premiums. We are currently working with leaders within the industry to strengthen our market position and these relationships combined with our current infrastructure will allow us to take full advantage of these opportunities.

In summary, despite the “wait-and-see” attitude of the beef industry toward value-added incentives, we continue to position ourselves to be in a leadership role when market forces rekindle the demand for differentiated beef products. We continue to look at every opportunity to reduce expenses to insure that we remain able to take advantage of the opportunities in front of us.

We would now like to open the call to any questions: